Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ONEOK, Inc., on Form S-8 (File Nos. 333-41263, 333-140629, 333-152748, 333-157548, 333-165044, 333-171308, 333-178622, and 333-185633) of our report dated June 27, 2013, on our audits of the financial statements and financial statements schedule of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 2012 and 2011, and for the year ended December 31, 2012, which report is included in this Annual Report on Form 11-K.

/s/ BKD LLP

Tulsa, Oklahoma
June 27, 2013